EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ENERGY INFRASTRUCTURE ACQUISITION CORP.
ANNOUNCES RECORD DATE FOR FIRST LIQUIDATION DISTRIBUTION

Wilmington, Delaware, October 21, 2008— Energy Infrastructure Acquisition Corp. (AMEX:EII) (AMEX:EIIW) (“Energy Infrastructure” or the “Company”) today announced that the Company has set October 31, 2008 as the record date (“Record Date”) for determining the public stockholders entitled to receive the first liquidation distribution from the trust account.

Pursuant to the proposed plan of liquidation, set forth in the definitive proxy materials filed with the U.S. Securities and Exchange Commission, relating to a special meeting of stockholders to be held on October 30, 2008, to approve the dissolution and liquidation of the Company, the Company will, following stockholder approval of the plan of liquidation, return to holders of the Company’s common stock originally issued in its initial public offering (as of the record date of October 31, 2008), the amount held in trust, together with interest (but, net of applicable taxes, amounts reserved to pay creditors and $6,000,000 reserved in connection with the arbitration currently pending between Vanship Holdings Limited and the Company). No payments will be made with respect to any of the Company’s outstanding warrants or to the shares owned by the Company’s initial stockholders prior to the initial public offering. The Company expects to make liquidation distributions to the public stockholders as soon as practicable.

About Energy Infrastructure

Energy Infrastructure is a blank check company that was formed for the specific purpose of consummating a business combination. Energy Infrastructure raised net proceeds of approximately $209.3 million, after partial exercise of the underwriter’s over-allotment option, through its initial public offering consummated in July 2006.

Contact:
Energy Infrastructure Acquisition Corp.
1105 North Market Street, Suite 1300
Wilmington, Delaware 19801

Investor Relations / Financial Media:
Nicolas Bornozis
President
Capital Link, Inc.
230 Park Avenue, Suite 1536
New York, NY 10169
Tel: +1 212 661 7566
Email: nbornozis@capitallink.com
www.capitallink.com

5